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Exhibit 99.1

Assured Guaranty and Other Stakeholders Agree on Additional Terms with Jefferson County to Facilitate Bankruptcy Exit

Hamilton, Bermuda - October 31, 2013 - Assured Guaranty has been working with Jefferson County, Alabama and other stakeholders over the last few years to find a solution to resolve the County’s sewer indebtedness issues and allow it to exit bankruptcy.  In a further step in this process, the County’s plan support parties, including Assured Guaranty Municipal Corp. (Assured Guaranty Municipal), have agreed to additional measures to permit the County to emerge from bankruptcy.

“Assured Guaranty has been an integral part of the solution by helping to facilitate a viable bankruptcy exit plan that accomplishes the objectives of Jefferson County and are supported by the stakeholders,” said Dominic Frederico, President and CEO of Assured Guaranty Ltd.

Under the terms of today’s agreement, Assured Guaranty Municipal would insure $500 million of proposed Jefferson County, Alabama, Senior Lien Sewer Revenue Warrants. The senior lien warrants would be secured by a gross lien on system revenues, and the lien would be closed to prevent any future dilution of the senior lien warrants’ claim on revenues. Further, the restructuring would result in a significant deleveraging of the sewer system. If today’s agreement and the conditional settlement agreement announced on June 4, 2013 are implemented, Assured Guaranty’s losses would continue to be within its June 30, 2013 Jefferson County reserves.

Assured Guaranty Municipal’s participation in the County’s bankruptcy exit plan underscores its unique ability to assist issuers in accessing the capital markets to help them achieve their capital market needs.

Throughout the County’s fiscal difficulties, Assured Guaranty Municipal has protected the interests of its insured Jefferson County warrant holders and, when there was a debt service shortfall, made full and timely payment of debt service under its unconditional and irrevocable financial guaranty insurance policies -- even when the sewer warrant trustee ceased submitting claims for payment under Assured Guaranty Municipal’s policies.  Assured Guaranty Municipal is a member of the Assured Guaranty group, which has $12 billion in consolidated claims-paying resources.

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Assured Guaranty Ltd. is a Bermuda-based holding company that provides, through its operating subsidiaries, insurance products to the U.S. and international public finance, infrastructure and structured finance markets.

More information can be found at: assuredguaranty.com.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the current views of Assured Guaranty Ltd. and its subsidiaries (Assured Guaranty) with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include Jefferson County’s Chapter 9 plan of adjustment not receiving the approval of the U.S. Bankruptcy Court for the Northern District of Alabama or not being able to be implemented.  In addition, Assured Guaranty’s ability to assist issuers in accessing capital markets may be negatively affected by a lack of demand for bond insurance, the rise of other competitors in the market, Assured Guaranty not being able to maintain its financial strength ratings, or adverse developments in Assured Guaranty's insured portfolio that have a negative impact on its financial condition; and other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange

Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of October 31, 2013. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Robert Tucker, 212-339-0861
Managing Director, Investor Relations and Corporate Communications
rtucker@assuredguaranty.com

Media:
Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@assuredguaranty.com

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